Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Mike Greenwell
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0155
Phone: 770-419-3355

CryoLife Announces Record Preservation Services
and Product Revenues for 2007

Preliminary full year and fourth quarter 2007 preservation services and product revenues increased 16% and 17%, respectively, to approximately $93.7 million for the year and $24.6 million for the fourth quarter

ATLANTA…(January 10, 2008)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that preservation services and product revenues for 2007 were approximately $93.7 million compared to $81.1 million in 2006, an increase of 16 percent.  Preservation services and product revenues for the fourth quarter of 2007 were approximately $24.6 million compared to $21.0 million in the fourth quarter of 2006, an increase of 17 percent.  The Company’s GAAP revenues are composed of preservation services and product revenues plus other revenues, which include grant and license revenues.  Total other revenues for 2007 are not finalized, but are not expected to exceed one percent of total revenues.

BioGlue® revenues were approximately $43.9 million for the full year of 2007 compared to $40.0 million in 2006, an increase of 10 percent.  BioGlue revenues were approximately $11.5 million in the fourth quarter of 2007, compared to $10.5 million in the fourth quarter of 2006, an increase of 10 percent.

Total tissue preservation services revenues were approximately $49.0 million for the full year of 2007 compared to $40.1 million in 2006, an increase of 22 percent.  Tissue preservation services revenues were approximately $13.0 million in the fourth quarter of 2007, compared to $10.2 million in the fourth quarter of 2006, an increase of 27 percent.

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Combined cardiac and vascular tissue preservation revenues increased 36 percent for the full year of 2007 to $44.8 million compared to $32.9 million in 2006, on a 25 percent increase in unit shipments.  Combined cardiac and vascular tissue preservation revenues increased 49 percent in the fourth quarter of 2007 to $12.4 million, compared to $8.3 million in the fourth quarter of 2006, on a 41 percent increase in unit shipments.

Orthopaedic tissue preservation revenues decreased 41 percent for the full year of 2007 to $4.2 million, compared to $7.1 million in 2006, and decreased 71 percent for the fourth quarter of 2007 to $552,000, compared to $1.9 million in the fourth quarter of 2006 because the Company stopped procuring and processing such tissue in January 2007 pursuant to its Exchange and Service Agreement with Regeneration Technologies, Inc.

“The strategic initiative that we announced in late 2006 and implemented throughout 2007 has resulted in record setting tissue preservation and product revenues for fiscal year 2007,” noted Steven G. Anderson, CryoLife president and chief executive officer.

All statements relating to the Company’s fourth quarter and full year 2007 revenues contained in this release are preliminary and unaudited and may change based on the completion by the Company’s management and independent auditors of customary year-end closing procedures.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United Statesand Canada.  The Company's BioGlue®Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canadaand Australiafor use in soft tissue repair.  The Company also distributes the CryoLife-O'Brien®stentless porcine heart valve which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding anticipated revenues for the fourth quarter and full year of 2007.  These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that completion by the Company's management and independent auditors of customary quarter-end closing procedures could result in an adjustment to the Company's fourth quarter and full year 2007 revenue numbers, and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward- looking statements.

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CRYOLIFE, INC.
Financial Highlights
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Revenues from:
Cardiovascular	$6,511	$4,438	$22,098	$15,988
Vascular	5,920	3,890	22,702	16,956
Orthopaedic	552	1,911	4,202	7,134
Total preservation services	12,983	10,239	49,002	40,078

BioGlue	11,511	10,491	43,884	40,025
Other implantable medical devices	105	238	828	1,012
Total products	11,616	10,729	44,712	41,037

Total preservation services and product
revenues	$24,599	$20,968	$93,714	$81,115

Other revenues for the full year and fourth quarter of 2006 were $196,000 and $122,000, respectively.  Total revenues for the full year and fourth quarter of 2006 were $81.3 million and $21.1 million, respectively.

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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